Mail Stop 3561
                                                              October 31, 2018


    Faxian Qian
    Chief Executive Officer
    JS Beauty Land Network Technology Inc.
    No. 99, Taihu Road
    Yancheng, Jiangsu Province, China

            Re:   JS Beauty Land Network Technology Inc.
                  Form 10-12G
                  Filed July 10, 2018
                  File No. 000-55963

    Dear Mr. Qian:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                              Sincerely,

                                                              /s/ Jennifer L
pez for

                                                              Mara L. Ransom
                                                              Assistant
Director
                                                              Office of
Consumer Products